                                                                  Exhibit 25.4

                                                    [NCB Logo]

April 1, 2002


United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Financial Statements Audited by Arthur Andersen, LLP
    ----------------------------------------------------

National Cooperative Bank ("NCB"), is filing Annual Report on Form 10-K today with financial statements audited by Arthur Andersen, LLP ("Andersen"). In accordance with Temporary Note 3T to Article 3 of Regulation S-X, this letter confirms that the NCB has received certain required representations from Andersen in a letter dated April 2, 2002.

Andersen has represented to NCB that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. Andersen further represented that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Andersen represented that the availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

Very truly yours,

/s/ Richard L. Reed
-------------------------
Richard L. Reed
Managing Director, Chief Financial Officer